Exhibit 10.12

ProSight Global, Inc.

2019 Employee Stock Purchase Plan

(As approved by shareholders on ●, 2019)

1.	Purpose.

The purpose of the 2019 Employee Stock Purchase Plan of ProSight Global, Inc., as amended from time to time (the “Plan”), is to promote the financial interests of ProSight Global, Inc. (the “Company”), including its growth and performance, by providing eligible employees of the Company and its subsidiaries the opportunity to purchase an ownership position in the Company. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.

2.	Shares Available for Purchase.

Subject to adjustment as provided in Section 17, eligible employees may purchase in the aggregate up to a maximum of 1,000,000 common shares, par value $0.01 per share, of beneficial interest in the Company (the “Shares”). Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or from any other proper source. If the total number of Shares specified in elections to be purchased under any Offering (as defined below) plus the number of Shares purchased under previous Offerings under this Plan exceeds the maximum number of Shares issuable under this Plan, the Committee will allot the Shares then available on a pro-rata basis.

3.	Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

The Committee shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan, based on, among other things, information made available to the Committee by the management of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in its administration of the Plan, as described herein, shall be final and conclusive.

4.	Eligibility.

All employees of the Company and all employees of any subsidiary (as defined in Section 424(f) of the Code) of the Company designated by the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 11) to purchase Shares under the Plan provided that:

(a)          they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week on a regular basis; and

(b)          they are employees of the Company or a Designated Subsidiary on the first day of the applicable Offering Period (as defined below).

An employee of the Company or a Designated Subsidiary who meets the requirements set forth above is eligible to participate in any offerings of Options that commence after the month in which the employee commences employment with the Company or a Designated Subsidiary. No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the share ownership of an employee, and all shares that the employee has a contractual right to purchase shall be treated as shares owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

5.	Offerings.

The Committee may from time to time make one or more offerings (“Offerings”) to eligible employees to purchase Shares under this Plan beginning on the date or dates selected by the Committee (the “Offering Commencement Dates”). The provisions of separate Offerings need not be identical, but the period during which the Offering will be effective (an “Offering Period”) may not exceed 27 months beginning with the Offering Commencement Date. Unless otherwise determined by the Committee, each Offering Period shall be 6 months. The first Offering Period shall commence on a date to be determined by the Committee.

6.	Participation.

An employee eligible to participate in the Plan on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least 15 days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Offering Period. Unless an employee files a new form or withdraws from the Plan, the employee’s deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the employee’s base salary or wages that are actually paid to the employee and that are subject to withholding for Federal income tax purposes, and does not include incentive or bonus awards, commissions, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of stock options or stock appreciation rights, and similar items.

7.	Deductions.

The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction from 1% to up to a maximum of 15% of the Compensation the employee receives during the Offering Period or such shorter period during which deductions from payroll are made (such deductions to be in whole percentages). The Committee may, at its discretion, designate a lower maximum contribution rate for any Offering.

8.	Deduction Changes.

An employee may decrease or increase his payroll deduction at any time by filing either a written or electronic new payroll deduction authorization form. Any such change will only be effective for the immediately succeeding Offering Period. Notwithstanding the immediately preceding sentence, the Committee may, at its discretion, provide that changes to payroll deductions will be effective during the Offering Period then outstanding. Any employee may discontinue his payroll deductions at any time by filing either a written or electronic new payroll deduction authorization form. If an employee elects to discontinue his payroll deductions during an Offering Period, but does not elect to withdraw his funds pursuant to Section 10 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Shares on the Exercise Date (as defined below).

9.	Interest.

Interest will not be paid on any employee accounts, except to the extent that the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

10.	Withdrawal of Funds.

An employee may at any time at least fourteen calendar days prior to the close of business on the last business day in an Offering Period, and for any reason, permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering Period during which the employee withdrew the employee’s balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Committee.

11.	Purchase of Shares.

(a)          Number of Shares. On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Offering Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a maximum number of Shares to be determined by the Committee; provided, however, that no employee may be granted an Option which permits the employee’s rights to purchase Shares under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Shares (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b)          Option Price. The Committee shall determine the Option Price for each Offering Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Shares on (i) the first business day of the Offering Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Shares on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Committee, the Option Price will be 85% of the lesser of the closing price of the Shares on (i) the first business day of the Offering Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Shares are listed or (b) the average of the closing bid and asked prices in the over-the-counter market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Committee. If no sales of Shares were made on such a day, the price of the Shares shall be the reported price for the next preceding day on which sales were made.

(c)          Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole Shares reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)          Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of an Offering Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one Share will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

12.	Issuance of Certificates.

Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of Shares in lieu of issuing stock certificates.

13.	Rights on Retirement, Death or Termination of Employment.

If a participating employee’s employment ends before the last business day of an Offering Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of an Offering Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Offering Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

14.	Optionees Not Stockholders.

Neither the granting of an Option to an employee nor the deductions from the employee’s pay shall make such employee a stockholder of the Shares covered by an Option under this Plan until the employee has purchased and received such Shares.

15.	Options Not Transferable; Holding Period; Notification of Sale of Shares.

Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee. Each employee agrees, by participating in the Plan, (1) that Shares purchased under the Plan must be held for at least six (6) months from the applicable Exercise Date and (2) to promptly give the Company notice of any disposition of Shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such Shares were purchased and within one year of the date of acquisition of such Shares. For the avoidance of doubt, Shares purchased under the Plan by any employee shall be subject to all policies of the Company or any of its subsidiaries applicable to such employee as in effect from time to time, including any insider trading policy.

16.	Application of Funds.

All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.	Adjustment for Changes in Shares and Certain Other Events.

(a)            Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 11, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Committee.

(b)           Reorganization Events.

(1)         Definition. A “Reorganization Event” shall mean a Change in Control as defined in the Company’s 2019 Equity Incentive Plan.

(2)         Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Offering Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (i) the Acquisition Price times (ii) the number of Shares that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Shares on the last day of the applicable Offering Period for purposes of determining the Option Price under Section 11(b) hereof, and where the number of Shares that could be purchased is subject to the limitations set forth in Section 11(a), minus (B) the result of multiplying such number of Shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

(3)         For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each Share subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Shares for each Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely shares of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of the acquiring or succeeding corporation (or an affiliate thereof) that the Committee determines to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding Shares as a result of the Reorganization Event.

18.	Amendment and Termination of the Plan.

The Committee may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, or if the amendment would increase the maximum number of shares issuable under the Plan, such amendment shall not be effected without such shareholder approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code. This Plan may be terminated at any time by the Committee. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19.	Governmental Regulations.

The Company’s obligation to sell and deliver Shares under this Plan is subject to listing on a national stock exchange (to the extent the Shares are then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.	Governing Law.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21.	Authorization of Sub-Plans.

The Committee may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

22.	Withholding.

If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Committee for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or Shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

23.	Effective Date and Approval of Shareholders.

The Plan was approved on ●, 2019 by the Compensation Committee of the Board, subject to the approval of the Company’s shareholders, and shall be effective as of the date of approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan.